Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Exchange-Traded Fund Trust of our report dated June 27, 2024, relating to the financial statements and financial highlights of Invesco RAFI US 1000 ETF (formerly, Invesco FTSE RAFI US 1000 ETF) and Invesco RAFI US 1500 Small-Mid ETF (formerly, Invesco FTSE RAFI US 1500 Small-Mid ETF), which appears in Invesco Exchange-Traded Fund Trust’s Certified Shareholder Report on Form N-CSR for the year ended April 30, 2024. We also consent to the references to us under the headings “Fund Service Providers”, "Statement of Additional Information", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

March 20, 2025